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                                                                     Exhibit 3.3

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                       CCEL EXPANSION TECHNOLOGIES, INC.

     Pursuant to Section 242 of Title 8 of the General Corporation Law of the State of Delaware, the undersigned Chief Executive Officer of CCEL EXPANSION TECHNOLOGIES, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: That pursuant to a Unanimous Written Consent of the Board of Directors of said Corporation dated July 25, 2001, it was declared advisable to amend and restate the Corporation's Certificate of Incorporation for CCEL EXPANSION TECHNOLOGIES, INC.

     SECOND: That pursuant to a Written Consent in Lieu of Meeting dated July 25, 2001, the Corporation's sole stockholder approved the following Amended and Restated Certificate of Incorporation for CCEL EXPANSION TECHNOLOGIES, INC.

     THIRD: That the Corporation's Certificate of Incorporation be amended and restated as follows:

                                   ARTICLE I
                                   ---------

     The name of the corporation is STEM CELL PRESERVATION TECHNOLOGIES, INC.

                                  ARTICLE II
                                  ----------

     The address of the Corporation's registered office in the State of Delaware is 15 East Fourth Street, Dover, Delaware 19901, County of Kent. The name of the registered agent of the Corporation is TAQ, Inc.

                                  ARTICLE III
                                  -----------

     The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV
                                  ----------

     The total number of shares of all classes of stock which the Corporation shall have authority to issue is 27,000,000 shares, of which:

          1. 25,000,000 shares shall be designated as Common Stock, having a par value of $.0001 per share; and

          2. 2,000,000 shares shall be designated as Preferred Stock, having a par value of $.0001 per share.

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     Series of the preferred stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

                                   ARTICLE V
                                   ---------

     No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve international misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. It is the intent that this provision be interpreted to provide the maximum protection against liability afforded to directors under the Delaware General Corporation Law in existence either now or hereafter.

                                  ARTICLE VI
                                  ----------

     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in any summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders of class or stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement of the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                  ARTICLE VII
                                  -----------

     The Corporation expressly elects not to be governed by Section 203 of Title 8 of the Delaware Code, as amended from time to time, relating to business combinations with interested stockholders.

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     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Amended and Restated Certificate of Incorporation to be signed by Daniel D. Richard, its Chief Executive Officer, this 25th day of July 2001.


                              CCEL EXPANSION TECHNOLOGIES, INC.


                              By: /s/ Daniel D. Richard
                                  ------------------------------------------
                                      Daniel D. Richard
                                      Chief Executive Officer

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